INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MOOG Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

MOOG INC., EAST AURORA, NEW YORK 14052

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Moog Inc. will be held in the Auditorium of the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York, on Wednesday, January 8, 2014, at 9:15 a.m., for the following purposes:

1.    To elect TWO directors of the Company, one of whom will be a Class A director elected by the holders of Class A shares to serve a three-year term expiring in 2017 and one of whom will be a Class B director elected by the holders of Class B shares to serve a three-year term expiring in 2017, or until the election and qualification of their successors.

2.    To consider and ratify the selection of Ernst & Young LLP, independent registered certified public accountants, as auditors of the Company for the 2014 fiscal year.

3.    To consider and transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on November 12, 2013 as the record date for determining which shareholders shall be entitled to notice of and to vote at such meeting.

SHAREHOLDERS WHO WILL BE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY. SHAREHOLDERS WHO WILL VOTE BY PROXY ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY OR USE THE INTERNET OR TELEPHONE VOTING OPTIONS AS DESCRIBED ON THE PROXY CARD. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

JOHN B. DRENNING, Secretary

Dated:	East Aurora, New York
December 13, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 8, 2014:

This proxy statement and the 2013 Annual Report to Shareholders are available for review online at http://www.moog.com/Home/Investors.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

TO BE HELD IN THE AUDITORIUM OF THE ALBRIGHT-KNOX ART GALLERY

1285 ELMWOOD AVENUE, BUFFALO, NEW YORK

ON JANUARY 8, 2014

This Proxy Statement is furnished to shareholders of record on November 12, 2013 by the Board of Directors of Moog Inc. (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders on Wednesday, January 8, 2014, at 9:15 a.m., and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy will be mailed to shareholders on or about December 13, 2013.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions thereon. Unless otherwise specified, the proxy will be deemed to confer authority to vote the shares represented by the proxy in accordance with the recommendations of the Board of Directors.

Any proxy given pursuant to this solicitation may be revoked by the person giving it insofar as it has not been exercised. Any revocation may be made in person at the meeting, or by submitting a proxy bearing a date subsequent to that on the proxy to be revoked, or by written notification to the Secretary of the Company.

GENERAL

The Board of Directors has fixed the close of business on November 12, 2013 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On November 12, 2013, the Company had outstanding and entitled to vote, a total of 41,638,180 shares of Class A common stock (“Class A shares”) and 4,357,026 shares of Class B common stock (“Class B shares”). Holders of a majority of each of the Class A and Class B shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting.

Holders of Class A shares are entitled to elect at least 25% of the Board of Directors, rounded up to the nearest whole number, so long as the number of outstanding Class A shares is at least 10% of the number of outstanding shares of both classes of common stock. Currently, the holders of Class A shares are entitled, as a class, to elect two directors of the Company, and the holders of the Class B shares are entitled, as a class, to elect the remaining five directors. Other than on matters relating to the election of directors or as required by law, where the holders of Class A shares and Class B shares vote as separate classes, the record holder of each outstanding Class A share is entitled to a one-tenth vote per share, and the record holder of each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting.

The Class A directors and the Class B directors will be elected by a plurality of the votes cast by the respective class. The ratification of the auditors and other matters submitted to the meeting that would not require a separate class vote by law may be adopted by a majority of the Class A and Class B votes cast in favor or against the proposal, a quorum of holders of 22,997,604 votes of Class A shares and Class B shares being present.

Shares held in a brokerage account or by another nominee are considered held in “street name” by the shareholder. A broker or nominee holding shares for a shareholder in “street name” may not vote on matters relating to the election of directors, unless the broker or nominee receives specific voting instructions from the shareholder. As a result, absent specific instructions, brokers or nominees may not vote a shareholder’s shares on Proposal 1, the election of directors. Such shares will be considered “broker non-votes” for such proposal. Broker non-votes in connection with the election of one or more nominees for director will not be counted and will have no effect. Therefore, it is particularly important for shareholders holding shares in “street name” to instruct their brokers as to how they wish to vote their shares. In accordance with New York law, abstentions and broker non-votes are not counted in determining the votes cast in favor or against Proposal 2, the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the 2014 fiscal year.

CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP

The only persons known by the Company to own beneficially more than five percent of the Class A shares or Class B shares as of November 12, 2013 are set forth below.

	Class A Common Stock		Class B Common Stock (1)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research Global Investors (2)	5,113,041	12.3	–0–	–0–
333 South Hope St. 55th FLE
Los Angeles, California 90071

Columbia Wanger Asset Management, LLC (2)	4,280,640	10.3	–0–	–0–
227 W. Monroe Street
Chicago, IL 60606

Blackrock, Inc (2)	4,234,615	10.2	–0–	–0–
40 East 52nd Street
New York, NY 10022

Wellington Management (2)	3,824,439	9.2	–0–	–0–
280 Congress Street
Boston, MA 02210

The Vanguard Group, Inc (2)	2,458,241	5.9	–0–	–0–
100 Vanguard Blvd.
Malvern, PA 19355

Moog Inc. Retirement Savings Plan (3)	599,386	1.4	1,774,424	40.7
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052

All directors and officers as a group (4)	1,146,692	2.8	247,572	5.7
(See Proposal 1 — “Election of Directors”,
Particularly footnotes 3 and 16 to the table beginning on page 6)

Moog Inc. Employee Retirement Plan (5)	149,022	0.4	1,001,034	23.0
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052

Moog Stock Employee Compensation Trust (“SECT”) (6)	–0–	–0–	617,148	14.2
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052

(1)	Class B shares are convertible into Class A shares on a share-for-share basis.

(2)	These holdings are based on the most recent filings in compliance with the Securities and Exchange Commission Regulations 13D-13G and are updated for any ownership filings thereafter.

(3)

These shares are allocated to individual participants under the Plan and are voted by JPMorgan Chase, New York, New York, the Trustee as of the record date, as directed by the participants to whom such shares are allocated. Any allocated shares as to which voting instructions are not received will be voted in accordance with instructions on the proxy card. As of November 12, 2013, 11,294 of the allocated Class A shares and 61,143 of the allocated Class B shares were allocated to accounts of officers and are included in the share totals for “All directors and officers as a group.”

(4)	See the table and related footnotes appearing on pages 6-9 containing information concerning the shareholdings of directors and officers of the Company.

(5)	Shares held are voted by the Trustee, Manufacturers and Traders Trust Company, Buffalo, New York, as directed by the Moog Inc. Retirement Plan Committee.

(6)

The Moog SECT acquires Class A shares and Class B shares that become available for subsequent use in the Moog Inc. Retirement Savings Plan or other Moog Inc. employee benefit plans. The Trust will terminate on the earlier of (a) the date the Trust no longer holds any assets or (b) a date specified in a written notice given by the Board of Directors to the Trustee. During the 2013 fiscal year, the Moog SECT purchased 193,791 Class B shares from, and sold 21,237 Class B shares to, the Moog Inc. Retirement Savings Plan.

The Trustee of the Moog SECT is G. Wayne Hawk. The Trustee’s powers and rights include, among others, the right to retain or sell SECT assets; borrow from the Company upon direction from an administrative committee and enter into related loan agreements; vote or give consent with respect to securities held by the Moog SECT in the Trustee’s sole discretion; employ accountants and advisors as may be reasonably necessary; utilize a custodian to hold, but not manage or invest, assets held by the Moog SECT; and consult with legal counsel.

MOOG FAMILY AGREEMENT AS TO VOTING

The Moog Family Agreement as to Voting is among certain relatives of the late Jane B. Moog including her son-in-law, Richard A. Aubrecht. The Agreement relates to 161,613 Class A shares and 142,347 Class B shares, owned of record or beneficially by members of the Moog family who are party to the Agreement, as well as 68,045 Class A shares and 57,780 Class B shares held by Richard A. Aubrecht. Those relatives who were a party to the Agreement granted an irrevocable proxy covering all or some of that party’s shares to a committee which is required to take all action necessary to cause all shares subject to the Agreement to be voted as may be determined by the vote of two-thirds of the committee members. The Agreement contains restrictions on the ability of any party to remove shares of stock from the provisions of the Agreement, to transfer shares or to convert Class B shares to Class A shares. The Agreement continues in force until December 31, 2015 and is automatically renewed thereafter from year to year unless any party to the Agreement gives notice of election to terminate the Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, during the 2013 fiscal year, the executive officers and directors of the Company timely filed with the Securities and Exchange Commission the required reports under Section 16(a) of the Securities Exchange Act of 1934 regarding their beneficial ownership of Company securities.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is comprised of two classes of directors, Class A directors and Class B directors, elected by holders of Class A shares and holders of Class B shares, respectively. Within each class of directors there exist three subclasses, such that each of the subclasses is nearly equal in number.

Two directors are to be elected at the meeting, of which one is to be Class A director elected by the holders of the outstanding Class A shares, and of which one is to be Class B director elected by the holders of the outstanding Class B shares. Both of the nominees will be elected to hold office until 2017, or until the election and qualification of their successors. The persons named in the enclosed proxy will vote Class A shares for the election of the Class A nominee named in the following table, and Class B shares for the election of the Class B nominees named in the following table, unless the proxy directs otherwise. In the event any of the nominees should be unable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not expected that any of the nominees will be unable to serve.

NOMINEES, DIRECTORS AND NAMED EXECUTIVES

Certain information regarding nominees for Class A and Class B directors, as well as those directors whose terms of office expire on or continue beyond the date of the 2014 Annual Meeting of Shareholders, and named executives, including their beneficial ownership of equity securities as of November 12, 2013, is set forth in the following table. Unless otherwise indicated, each person held various positions with the Company for the past five years and has sole voting and investment power with respect to the securities beneficially owned. Beneficial ownership includes securities which could be acquired pursuant to currently exercisable options or stock appreciation rights (“SARs”), or options or SARs that become exercisable within 60 days of November 12, 2013.

The Company’s current Board members share certain characteristics, experience and skills that are critical to effective board membership. These include: sound business judgment essential to intelligent and effective decision-making; experience at the policy-making level; relevant educational background; integrity and honesty; and the ability to work collaboratively. Furthermore, Board members have specific employment and leadership experiences, knowledge and skills that qualify them to serve on the Board, as described in their biographies.

All of the nominees have previously served as directors and have been elected as directors at prior annual meetings.

Class B directors Robert T. Brady and Joe C. Green and Class A director Raymond W. Boushie, whose terms expire at the 2014 Annual Meeting of Shareholders, are not standing for reelection as directors, in accordance with the Company’s by-laws. On February 26, 2013, Albert F. Myers submitted his resignation as a Class A director due to health-related reasons. The Board of Directors will continue to review candidates to fill the resulting vacancies. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors recommends a vote FOR the election as Directors the Nominees listed below.

	Age	First Elected Director	Shares of Common Stock
			Class A	Percent of Class	Class B	Percent of Class
Nominee for Class B Director — Term Expiring in 2017
John R. Scannell (1)	50	2012	89,186	*	1,147	*

Nominee for Class A Director — Term Expiring in 2017
Kraig H. Kayser (2)(3)	53	1998	27,560	*	–0–	*

Class B Directors
Term Expiring in 2016
Robert H. Maskrey (4)	72	1998	40,565	*	53,534	1.2
Term Expiring in 2015
Richard A. Aubrecht (5)(6)	69	1980	145,209	*	93,472	2.1
Peter J. Gundermann (7)	51	2009	2,316	*	–0–	*
William G. Gisel Jr. (8)	61	2012	608	*	–0–	*

Term Expiring in 2014
Robert T. Brady (9)(10)	72	1984	211,360	*	75,492	1.7
Joe C. Green (11)	72	1986	4,980	*	–0–	*

Class A Directors
Term Expiring in 2015
Brian J. Lipke (12)	62	2003	10,135	*	–0–	*

Term Expiring in 2014
Raymond W. Boushie (13)	73	2004	2,956	*	–0–	*

Named Executives
Donald R. Fishback (14)	57	n/a	76,408	*	119	*
Warren C. Johnson (15)	54	n/a	110,487	*	–0–	*
All directors and officers as a group (twenty-three persons) (16)			1,146,692	2.8	247,572	5.7

*	Does not exceed one percent of class.

(1)

Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Ireland and later moved to Germany to become Operations Manager of Moog GmbH. In 1999, he became the General Manager of Moog Ireland, and in 2003 moved to the Aircraft Group in East Aurora, NY as the Boeing 787 Program Manager. He was named Director of Contracts and Pricing in 2005. Mr. Scannell was elected Vice President of the Company in 2005 and Chief Financial Officer in 2007, a position he held until December 2, 2010, at which time he was elected President and Chief Operating Officer. On November 30, 2011, Mr. Scannell was elected Chief Executive Officer (“CEO”). The Company believes Mr. Scannell’s range of management experience in engineering, operations management, contracts and finance, along with his in-depth knowledge of the Company’s markets, products and technologies, make him highly qualified to serve as a director. In addition to an M.B.A. from The Harvard Business School, Mr. Scannell holds B.S. and M.S. degrees in Electrical Engineering from University College Cork, Ireland. Mr. Scannell’s beneficial ownership of Class A shares includes 44,663 shares related to options and 23,148 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(2)

Mr. Kayser is President and CEO of Seneca Foods Corporation headquartered in Marion, NY, with annual revenues exceeding $1.27 billion. Prior to assuming his current position in 1993, Mr. Kayser was Seneca Food’s CFO. He received a B.A. from Hamilton College and an M.B.A. from Cornell University. The Company believes Mr. Kayser’s financial and business expertise, including an in-depth understanding of the preparation and analysis of financial statements, and experience as President of a large publicly traded corporation, makes him highly qualified to serve as a director. Mr. Kayser’s beneficial ownership of Class A shares includes 7,838 shares related to options and 2,956 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(3)

Does not include 152,000 Class A shares and 80,000 Class B shares held in a Seneca Foods Corporation pension plan for which Mr. Kayser is one of three trustees as well as one of a number of beneficiaries. Also not included are 9,037 Class A shares owned by the Seneca Foods Foundation, of which Mr. Kayser is a director.

(4)

Mr. Maskrey joined the Company in 1964, retiring on October 1, 2005. He served in a variety of capacities, including as Vice President and General Manager of the Aircraft Controls Division. In 1999, he was elected Executive Vice President and Chief Operating Officer, the position he held at retirement. Mr. Maskrey received his B.S. and M.S. in Mechanical Engineering from the Massachusetts Institute of Technology. The Company believes Mr. Maskrey’s extensive managerial experience in various capacities at both the officer and director level, coupled with his in-depth understanding of the Company’s operations make him highly qualified to serve as a director. Mr. Maskrey’s beneficial ownership of Class A shares includes 4,614 shares related to options and 2,956 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(5)

Dr. Aubrecht began his career with the Company in 1969, working in various engineering capacities, going on to serve as Administrative Vice President and Secretary, Chairman of the Board, and in 1996 as Vice Chairman of the Board and Vice President of Strategy and Technology. Dr. Aubrecht studied at the Sibley School of Mechanical Engineering at Cornell University where he received his B.S., M.S. and Ph.D. degrees. The Company believes Dr. Aubrecht’s extensive technical, management and operating experience gained through his many years of service to the Company make him highly qualified to serve as a director. Dr. Aubrecht’s beneficial ownership of Class A shares includes 45,934 shares related to options and 21,262 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(6)	Nancy Aubrecht, Dr. Aubrecht’s spouse, is the beneficial owner of 32,085 Class A shares and 3,708 Class B shares which are not included in the numbers reported.

(7)

Mr. Gundermann is President and CEO of Astronics Corporation, a publicly traded aerospace and defense company, a position he has held since 2003. Mr. Gundermann has been a director of Astronics since 2000 and has been with Astronics since 1988. Astronics is headquartered in East Aurora, NY, with annual revenues of approximately $350 million. He received a B.A. in Applied Mathematics and Economics from Brown University and an M.B.A. from Duke University. The Company believes Mr. Gundermann’s in-depth understanding of the aerospace and defense industry and his significant high level management experience as President and CEO of Astronics Corporation make him highly qualified to serve as a director. Mr. Gundermann’s beneficial ownership of Class A shares includes 2,316 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(8)

Mr. Gisel is President and CEO of Rich Products Corporation, headquartered in Buffalo, N.Y., with annual revenues of approximately $3.0 billion. He earned a B.A. from Williams College and a Juris Doctorate from the Emory University School of Law. Mr. Gisel started his career at Bankers Trust Company in 1974, and after completing law school in 1978, he joined Phillips Lytle LLP as an Associate in the firm’s litigation department. Mr. Gisel joined Rich Products in 1982, serving as the company’s first General Counsel. In 1988, Mr. Gisel was named Vice President of the International Division. In 1996, he assumed the position of President of Rich’s Food Group and Chief Operating Officer. In 2006, he was

appointed CEO. Mr. Gisel also has an M.B.A. from the University of Rochester William E. Simon Graduate School of Business Administration. The Company believes Mr. Gisel’s experience as President and CEO of a large, multi-national company makes him highly qualified to serve as a director. Mr. Gisel’s beneficial ownership of Class A shares includes 608 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(9)

Mr. Brady has worked at the Company since 1966 in positions that have encompassed finance, production and operations management. He was elected a director in 1984, became President and CEO in 1988, and was elected Chairman of the Board in 1996. On December 1, 2011, Mr. Brady stepped down as CEO and will continue to serve as Executive Chairman until his term expires in January 2014. Prior to joining Moog, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. from the Massachusetts Institute of Technology in 1962 and received his M.B.A. from Harvard Business School in 1966. Mr. Brady‘s term as Class B director expires at the 2014 Annual Meeting of Shareholders, and he will not be standing for reelection as director, in accordance with the Company’s by-laws. Mr. Brady’s beneficial ownership of Class A shares includes 108,000 shares related to options and 26,538 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013, and includes 36,991 Class A and 40,492 Class B shares pledged as collateral to secure personal indebtedness.

(10)	Ann Brady, Mr. Brady’s spouse, owns 56,828 Class A shares and 25,747 Class B shares, which are not included in the numbers reported.

(11)

Mr. Green began his career at the Company in 1966 and has been Executive Vice President and Chief Administrative Officer since 1988. Before joining the Company, Mr. Green worked for General Motors Institute and served as a Captain in the U.S. Army. Mr. Green received his B.S. from Alfred University in 1962 and completed graduate study in Industrial Psychology at Heidelberg University in Germany. Mr. Green‘s term as Class B director expires at the 2014 Annual Meeting of Shareholders, and he will not be standing for reelection as director, in accordance with the Company’s by-laws. Mr. Green’s beneficial ownership of Class A shares includes 4,980 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(12)

Mr. Lipke is the Chairman of the Board and CEO of Gibraltar Industries, Inc., headquartered in Buffalo, NY, with annual revenues of approximately $800 million. Mr. Lipke started his career with Gibraltar in 1972, became President in 1987 and Chairman of the Board in 1993. Mr. Lipke attended the SUNY College of Technology at Alfred and the University of Akron. The Company believes Mr. Lipke’s extensive managerial experience at both the officer and director level, reflected by his current tenure as Chairman of the Board and CEO of Gibraltar Industries, Inc., makes him highly qualified to serve as a director. Mr. Lipke’s beneficial ownership of Class A shares includes 6,151 shares related to options and 2,956 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(13)

Mr. Boushie retired in 2005 as President and CEO of Crane Co.’s Aerospace & Electronics segment, a position he held since 1999. Previously he was President of Crane’s Hydro-Aire operation. Mr. Boushie has a B.A. from Colgate University and has completed graduate work at the University of Michigan and the Wharton School of Finance at the University of Pennsylvania. Mr. Boushie‘s term as Class A director expires at the 2014 Annual Meeting of Shareholders, and he will not be standing for reelection as director, in accordance with the Company’s by-laws. Mr. Boushie’s beneficial ownership of Class A shares includes 2,956 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(14)

Mr. Fishback joined the Company in 1981 in the Internal Audit function after working as a Certified Public Accountant for Deloitte LLP. He became Corporate Controller in 1985 and in 2007 was named Vice President of Finance. He held this position until December 2010, at which time he was elected Chief Financial Officer. Mr. Fishback holds a B.A. in business from Westminster College in Pennsylvania and an M.B.A. from University at Buffalo, The State University of New York. Mr. Fishback’s beneficial ownership of Class A shares includes 21,541 shares related to options and 21,262 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(15)

Mr. Johnson, President of the Aircraft Controls Group, joined the Company in 1983, was named Chief Engineer of the Aircraft Controls Division in 1991, and became General Manager of the Aircraft Group in 1999 and a Vice President in 2000. Mr. Johnson holds B.S. and M.S. degrees in Mechanical Engineering from The Ohio State University, and in 2004 completed a Sloan Fellows M.B.A. at the Massachusetts Institute of Technology. Mr. Johnson’s beneficial ownership of Class A shares includes 45,804 shares related to options and 21,262 shares related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013.

(16)

Does not include shares held by spouses, or as custodian or trustee for minors, as to which beneficial interest has been disclaimed, or shares held under the “Moog Family Agreement as to Voting” described on page 4. Includes 492,398 Class A shares related to options and 261,307 related to SARs currently exercisable or which become exercisable within 60 days of November 12, 2013. Shares related to SARs are calculated for net settlement based upon the market closing price on November 12, 2013 and, where applicable, mandatory tax withholdings for employees at an assumed rate of 35%. Officers and directors of the Company have entered into an agreement among themselves and with the Moog Inc. Retirement Savings Plan (the “RSP”), the Moog Inc. Employees’ Retirement Plan and the Company, which provides that prior to selling Class B shares obtained through exercise of a non-statutory option, the non-selling officers and directors, the RSP, the Employees’ Retirement Plan and the Company have an option to purchase the shares being sold.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors and management are committed to effective corporate governance practices. Our Corporate Governance Guidelines describe the governance principles and procedures by which the Board functions. The Board annually reviews the Corporate Governance Guidelines and the Board committee charters in response to corporate governance developments, including regulatory changes, and recommendations by directors in connection with Board and committee evaluations.

Our Corporate Governance Guidelines and our Board committee charters are available on our website at www.moog.com by selecting Investors and then Corporate Governance. Stockholders may request a free printed copy of our Corporate Governance Guidelines from our Investor Relations department by contacting them by telephone at (716) 687-4225 or by e-mail to investorrelations@moog.com.

BUSINESS ETHICS CODE OF CONDUCT

We have a written code of business ethics and conduct which applies to all directors, officers and employees. Our Statement of Business Ethics is available on our website at www.moog.com by selecting Investors and then Corporate Governance. Stockholders may request a free printed copy of our Statement of Business Ethics from our Investor Relations department by contacting them by telephone at (716) 687-4225 or by e-mail to investorrelations@moog.com.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has provided a process by which shareholders or other interested parties can communicate with the Board of Directors or with the non-management directors as a group. All such questions or inquiries should be directed to the Secretary of the Company, John B. Drenning, c/o Hodgson Russ LLP, The Guaranty Building, 140 Pearl Street, Suite 100, Buffalo, New York 14202. Mr. Drenning will review and communicate pertinent inquiries to the Board or, if requested, the non-management directors as a group.

LEADERSHIP STRUCTURE

Until December 1, 2011, the Chairman of the Board and Chief Executive Officer positions were held by Robert T. Brady. As part of the Company’s continued orderly transition in its leadership, the Board determined at this time it was in the best interests of the Company and its shareholders for separate individuals to serve as Chairman of the Board and Chief Executive Officer, while recognizing that there may be circumstances in the future that would lead to the same individual serving in both capacities. The Company believes this leadership structure has been the most appropriate for it because the Board has been able to continue employing the experience and perspective Mr. Brady has gained in running the Company as Chief Executive Officer over many years.

Mr. Brady fulfills his responsibilities as Chairman through close interaction with the Presiding Director. Each executive session of non-management directors has a Presiding Director, who acts as chairperson for the executive session, rotated among the chairpersons of the Executive Compensation, Nominating and Governance and Audit Committees.

BOARD ROLE IN RISK OVERSIGHT

The Board is responsible for consideration and oversight of the risks facing the Company. The Board manages this oversight directly and through standing committees of the Board. The Board is kept informed by various reports provided to it on a regular basis, including reports made by management at the Board and Committee meetings. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and the Audit Committee regularly reviews these risks with the full Board. The Executive Compensation Committee reviews and discusses with management the impact of the Company’s compensation policies and practices on risk taking within the Company. The Committee roles are discussed in more detail later in this proxy statement.

DIRECTOR INDEPENDENCE

Under the independence standards set forth at 303A.02(b) of the New York Stock Exchange Listed Company Manual, the Board of Directors has affirmatively determined that the non-management directors consisting of Messrs. Raymond W. Boushie, William G. Gisel, Kraig H. Kayser, Brian J. Lipke, Robert H. Maskrey, Albert F. Myers and Peter J. Gundermann are independent. Under these standards, the Board has also determined that all Board standing committees, other than the Executive Committee, are composed entirely of independent directors. In connection with determining that Mr. Maskrey is independent, the Board of Directors considered Mr. Maskrey’s consulting arrangement with the Company, which terminated effective December 31, 2012.

EXECUTIVE SESSIONS

The Company’s corporate governance guidelines provide that the non-management directors meet without management at regularly scheduled executive sessions. Generally, these sessions take place prior to, or following, regularly scheduled Board meetings. Each executive session has a Presiding Director, who acts as chairperson for the executive session. The chairpersons of the Executive Compensation and Nominating and Governance Committees rotate as Presiding Director at these executive sessions.

The Audit Committee meets with the Company’s independent auditors in regularly scheduled executive sessions, with the Audit Committee chairperson presiding over such sessions.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

During the 2013 fiscal year, the Board of Directors held six meetings. The following were the standing committees of the Board of Directors for the 2013 fiscal year and the number of meetings each committee held during the 2013 fiscal year:

Committees	Number of Meetings	Members
Audit	6	Messrs. Kayser, Boushie, Gisel, Gundermann and Myers
Executive	0	Messrs. Aubrecht, Green and Scannell
Executive Compensation	4	Messrs. Boushie, Gisel, Gundermann, Lipke and Myers
Stock Option	1	Messrs. Myers, Boushie, Gisel, Gundermann and Lipke
Nominating and Governance	2	Messrs. Lipke, Boushie, Gisel, Gundermann, Kayser and Myers

For various reasons Board members may not be able to attend a Board meeting. All Board members are provided information related to each of the agenda items before each meeting, and, therefore, can provide counsel outside the confines of regularly scheduled meetings. It is the Company’s policy that, to the extent reasonably practicable, Board members are expected to attend shareholder meetings. All of the directors, except Albert F. Myers, attended the 2013 Annual Shareholders Meeting.

Mr. Myers resigned as a Class A director on February 26, 2013 due to health-related reasons.

RELATED PARTY TRANSACTIONS

We use a combination of Company policies and established review procedures, including adherence to New York Stock Exchange Listing standards, to ensure related party transactions are reviewed, approved and ratified, as appropriate. We do not maintain these policies and procedures under a single written policy.

The Corporate Governance and Nominating Committee is responsible for developing, recommending and reviewing annually the Board of Directors Corporate Governance Guidelines to comply with state and federal laws and regulations, and with New York Stock Exchange Listing Standards. The Board of Directors is further required to meet the independence standards set forth in the New York Stock Exchange Listed Company Manual. The Audit Committee is responsible for the review, approval or ratification of any related party transactions as noted in the “Compliance Oversight Responsibilities” section of the Charter of the Audit Committee of the Board of Directors. Our Statement of Business Ethics, which applies to all directors, officers and employees, provides guidance on matters such as conflicts of interest and procurement integrity, among others.

We require that each director and officer complete a questionnaire annually. The questionnaire requires positive written affirmation regarding related party transactions that may constitute a conflict of interest, including: any transaction or proposed transaction in excess of $120,000 involving the director or officer or an immediate family member and the Company, a subsidiary or any pension or retirement savings plan; any indebtedness to the Company; dealings with competitors, suppliers or customers; any interest in real or personal property in which the corporation also has an interest; and the potential sale of any real or personal property or business venture or opportunity that will be presented to the Company for consideration. We review each questionnaire to identify any transactions or relationships that may constitute a conflict of interest, require disclosure, or affect an independence determination. Any such transactions with the directors, officers, their immediate family members or any 5% shareholder are reviewed by the Audit Committee, and when necessary, the full Board of Directors. These reviews are intended to ensure any such transactions are conducted on terms as fair as if they were on an arm’s length basis and do not conflict with the director’s or officer’s responsibilities to the Company.

For situations in which it is either clear that a conflict of interest exists or there is a potential conflict of interest, the related director or officer is obligated to recuse himself from any discussion on the business arrangement. That director or officer does not participate in approving or not approving the related transaction. The remaining members of the Board of Directors make those determinations.

The Audit Committee and Board of Directors also review transactions involving directors and/or officers that either clearly represent or may represent a conflict of interest. They determine whether these transactions are on terms as fair as if the transactions were on an arm’s length basis. If the Audit Committee or Board of Directors were to determine that a transaction is not on terms as fair as if it were on an arm’s length basis, the transaction would be modified such that the transaction were as fair as if it were on an arm’s length basis. The Audit Committee and Board of Directors place significant reliance on their collective business judgment, experience and expertise in their review and deliberations.

Situations involving related party conflicts of interest have been rare in recent years, and there were no transactions required to be reported under Item 404(a) that were not required to be reviewed or where the Company’s policies and procedures for review were not followed in the 2013 fiscal year.

OTHER DIRECTORSHIPS

Current directors and director nominees of the Company are presently serving or have served at any time during the past five years on the following boards of directors of other publicly traded companies:

Name of Director	Company
Robert T. Brady	M&T Bank Corporation; Astronics Corporation; National Fuel Gas Company; Seneca Foods Corporation*
Raymond W. Boushie	Astronics Corporation
William G. Gisel, Jr.	KeyCorp, Mod-Pac Corporation**
Peter J. Gundermann	Astronics Corporation
Kraig H. Kayser	Seneca Foods Corporation
Brian J. Lipke	Gibraltar Industries, Inc.
John R. Scannell	Albany International

*

As of August 2011, Mr. Brady is no longer serving as a director of Seneca Foods Corporation, as he has completed serving the term for which he was elected and did not stand for reelection in accordance with the company’s by-laws.

**	Mod-Pac Corporation closed a going-private merger agreement on September 30, 2013.

WEBSITE ACCESS TO INFORMATION

The Company’s internet address is www.moog.com. The Company has posted to the investor information portion of its website its Corporate Governance Guidelines, Board committee charters (including the charters of its Audit, Executive Compensation and Nominating and Governance Committees) and Statement of Business Ethics. This information is available in print to any shareholder upon request. All requests for these documents should be made to the Company’s Investor Relations department by calling (716) 687-4225 or by email to investorrelations@moog.com.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is composed solely of independent directors, and participates in the search for qualified directors. The criteria for selecting nominees for election as directors of the Company shall include experience in the operation of public companies, accomplishments, education, skills, and the highest personal and professional integrity. The candidate must be willing and available to serve and should represent the interests of all shareholders and not of any special interest group. After conducting an initial evaluation of a candidate, the Committee will interview that candidate if it believes the candidate might be suitable to be a director and will also ask the candidate to meet with other directors and management. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board that candidate’s election.

The Nominating and Governance Committee does not have a formal written policy with regard to considering diversity in identifying nominees for directors, but, when considering director candidates, it seeks individuals with backgrounds and skills that, when combined with those of the Company’s other directors, bring a broad range of complementary skills, expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive and effective Board. Diversity considerations for a director nominee may vary at any time according to the particular area of expertise being sought to complement the existing Board composition.

A shareholder wishing to nominate a candidate should forward the candidate’s name and a detailed background of the candidate’s qualifications to the Secretary of the Company in accordance with the procedures outlined in the Company’s by-laws. In making a nomination, shareholders should take into consideration the criteria set forth above and in the Company’s Corporate Governance Guidelines. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. A copy of the charter is available on the Company’s website. The Committee met on November 11, 2013 and nominated Messrs. Scannell and Kayser for election at the 2014 Annual Meeting.

Nominating and Governance Committee Members:

Brian J. Lipke, Chair	Peter J. Gundermann
Raymond W. Boushie	Kraig H. Kayser
William G. Gisel Jr.	Albert F. Myers, resigned February 2013

AUDIT COMMITTEE

The Audit Committee is responsible for assisting the Board of Directors in monitoring the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and the independent auditor. The Audit Committee has the sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly financial statements, the disclosures in the Company’s annual and quarterly reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” critical accounting policies and practices used by the Company, the Company’s internal control over financial reporting, and the Company’s major financial risk exposures. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website.

All of the Audit Committee members meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Board has determined all Audit Committee members are Audit Committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee held six meetings in the 2013 fiscal year, in person and by telephone conference. The Audit Committee met with the Company’s internal auditors and on a regular basis met separately with the independent auditors and management.

Audit Committee Members:

Kraig H. Kayser, Chair	Peter J. Gundermann
Raymond W. Boushie	Albert F. Myers, resigned February 2013
William G. Gisel Jr.

STOCK OPTION COMMITTEE

The Stock Option Committee was responsible for approving stock incentive awards to executive officers and key employees. The Stock Option Committee reviewed management recommendations regarding awards to both executive officers and key employees, evaluating such potential awards in relation to overall compensation levels. The Stock Option Committee also reviewed such awards with consideration for the potential dilution to shareholders, and limited stock awards such that the potential dilutive effect is within normally accepted practice. With regard to option and stock appreciation rights grants to directors, such grants are approved by the full Board of Directors. On August 20, 2013, the Board of Directors resolved to dissolve the Stock Option Committee and transfer all responsibilities of said committee to the Executive Compensation Committee.

Stock Option Committee Members:

Albert F. Myers, Chair, resigned February 2013	Peter J. Gundermann
Raymond W. Boushie	Brian J. Lipke
William G. Gisel Jr.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee is responsible for discharging the Board of Directors’ duties relating to executive compensation. The Committee makes all decisions regarding the compensation of the executive officers. In addition, the Committee is responsible for administering the Company’s executive compensation program. The Committee reviews both short-term and long-term corporate goals and objectives with respect to the compensation of the CEO and the other executive officers. The Committee also reviews and discusses with management the impact of Moog’s compensation policies and practices on risk-taking within the Company. The Committee evaluates at least once a year the performance of the CEO and other executive officers in light of these goals and objectives and, based on these evaluations, approves the compensation of the CEO and the other executive officers. The Committee also reviews and recommends to the Board incentive-compensation plans that are subject to the Board’s approval. As referenced in the previous section, on August 20, 2013, the Board of Directors resolved to dissolve the Stock Option Committee and transfer all responsibilities of said committee to the Executive Compensation Committee.

All of the Committee members meet the independence requirements of the New York Stock Exchange. The Board of Directors has adopted a written charter for the Executive Compensation Committee. A copy of the charter is available on the Company’s website. The Committee held four meetings in the 2013 fiscal year.

During the 2013 fiscal year, the Executive Compensation Committee utilized data provided in a report prepared by Hay Group, an independent professional compensation consulting firm, to assist and guide the Committee. The Hay Group data was used to compare Moog’s executive compensation program with current industry trends, and to benchmark individual officer compensation levels against our peer group and Hay Group’s wider executive database. This report was also used to establish the compensation level of our CEO. Our CEO makes recommendations to the Committee regarding the compensation levels of other executive officers.

Moog used Hay Group for compensation consultation services, which are provided independently of the services to the Executive Compensation Committee. The amount of fees for these additional services performed by Hay Group was less than $63,000 for the 2013 fiscal year. The Executive Compensation Committee has assessed the independence of Hay Group pursuant to NYSE rules and concluded that no conflict of interest exists that would prevent Hay Group from independently representing the Executive Compensation Committee.

Additional information regarding the Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed in the “Compensation Discussion and Analysis” section.

Executive Compensation Committee Members:

Raymond W. Boushie, Chair	Brian J. Lipke
William G. Gisel Jr.	Albert F. Myers, resigned February 2013
Peter J. Gundermann

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Executive Compensation Committee was an officer or employee of Moog during the last fiscal year, was formerly an officer of Moog, or has any relationships with Moog requiring disclosure under any paragraph of Item 404 of Regulation S-K. Since the beginning of the last fiscal year, no executive officer of Moog has served on the compensation committee of any company that employs a director of Moog.

COMPENSATION OF DIRECTORS

Effective October 1, 2012, the board increased the amount paid to non-employee directors from $5,000 to $10,000 per quarter. Non-employee directors are also reimbursed for expenses incurred in attending Board and Committee meetings. The aggregate cash remuneration for attending Board and Committee meetings for all non-management directors, excluding reimbursement of out-of-pocket expenses, was $256,667 for the 2013 fiscal year.

The 2008 Stock Appreciation Rights Plan provides that appreciation rights in a certain number of underlying shares may be granted to non-employee directors. During the 2013 fiscal year, Messrs Boushie, Gisel, Gundermann, Kayser, Lipke, Maskrey and Myers each were granted 1,500 SARs to be settled in Class A shares at an exercise price per share equal to the fair market value of a Class A share on the date of grant.

— 2013 DIRECTOR COMPENSATION —

Name	Fees Earned or Paid in Cash	SAR Awards (1)	All Other Compensation	Total
Raymond W. Boushie	$40,000	$12,764	—	$52,764
William G. Gisel Jr.	$40,000	$23,083	—	$63,083
Peter J. Gundermann	$40,000	$23,083	—	$63,083
Kraig H. Kayser	$40,000	$23,083	—	$63,083
Brian J. Lipke	$40,000	$23,083	—	$63,083
Robert H. Maskrey (2)	$40,000	$12,764	$20,445	$73,209
Albert F. Myers (resigned)	$16,667	$12,764	—	$29,431

(1)

This column shows the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718 granted in the 2013 fiscal year. The amounts do not reflect the actual amounts that may be realized by directors. A discussion of the assumptions used in calculating these values may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the 2013 fiscal year.

(2)

Mr. Maskrey had a consulting services arrangement with the Company, which expired as of December 31, 2012. The consulting services arrangement was reviewed and approved by the Executive Compensation Committee and the Board.

The following table shows the number of stock appreciation rights relating to Class A shares granted to each non-employee director during the 2013 fiscal year.

Name	Grant Date	Number of Shares Under SAR Award	Closing Price on Grant Date
Raymond W. Boushie	11/27/2012	1,500	$36.41
William G. Gisel Jr.	11/27/2012	1,500	$36.41
Peter J. Gundermann	11/27/2012	1,500	$36.41
Kraig H. Kayser	11/27/2012	1,500	$36.41
Brian J. Lipke	11/27/2012	1,500	$36.41
Robert H. Maskrey	11/27/2012	1,500	$36.41
Albert F. Myers (resigned)	11/27/2012	1,500	$36.41

The aggregate number of SARs and options on Class A shares held by each non-employee director as of September 28, 2013 was as follows:

Name	SARs on Moog Class A Shares	Options on Moog Class A Shares
Raymond W. Boushie	7,125	—
William G. Gisel Jr.	1,500	—
Peter J. Gundermann	5,625	—
Kraig H. Kayser	7,125	7,838
Brian J. Lipke	7,125	6,151
Robert H. Maskrey	7,125	4,614
Albert F. Myers (resigned)	7,125	7,838

EXPENSE REIMBURSEMENT

Non-employee directors are reimbursed for travel and other expenses in the performance of their duties.

INDEMNIFICATION AGREEMENTS

Moog has indemnification agreements with our directors. These agreements provide that directors are covered under our directors and officers liability insurance, which indemnify directors to the extent permitted by law and advance to directors funds to cover expenses subject to reimbursement if it is later determined indemnification is not permitted.

DEFERRED COMPENSATION PLAN

This plan allows non-employee directors to defer all or part of the director’s cash fees. Directors deferring cash fees must notify the Company of any changes to the elections to defer fees for a calendar year by the end of the preceding calendar year, with new directors having 30 days to make such an election. Directors deferring cash fees accrue interest monthly at the average of the six month Treasury bill rate. During the 2013 fiscal year, four directors participated in this plan. The table below shows the amounts deferred for the 2013 fiscal year.

Name	2013 Fees Percent Deferred	Payment of Deferred Fees from Prior Years
Raymond W. Boushie	0%	$—
William G. Gisel Jr.	100%	$—
Peter J. Gundermann	0%	$—
Kraig H. Kayser	100%	$—
Brian J. Lipke	100%	$—
Robert H. Maskrey	0%	$—
Albert F. Myers (resigned)	100%	$—

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) provides detailed information about the compensation arrangements for Moog’s named executive officers (“NEOs”):

•	John R. Scannell — Chief Executive Officer

•	Donald R. Fishback — Chief Financial Officer

•	Joe C. Green — Chief Administrative Officer

•	Warren C. Johnson — President, Aircraft Group

•	Robert T. Brady — Executive Chairman

This CD&A includes the Executive Compensation Committee’s compensation philosophy, the objectives of our compensation program and a discussion of each element of compensation paid to the named executive officers for our most recent fiscal year.

EXECUTIVE SUMMARY

The objective of the Company’s executive compensation program is to provide a compensation package that will attract, retain, motivate and reward superior executives who must operate in a highly competitive and technologically challenging environment.

2013 Performance

The 2013 fiscal year had many moving parts. Our underlying operations were strong and our restructuring efforts have started to pay off. We had two asset write-downs in the third quarter — one in Medical and one in Industrial. In addition, we announced a strategic review of our Medical Devices segment and took a goodwill impairment charge in the fourth quarter in this segment. For the full fiscal year 2013, we earned $2.63 per share — a respectable performance given the challenges the business faced. As part of this we had a $.52 goodwill impairment charge, $.20 per share in restructuring and $.15 per share in asset write-downs. Looking forward to fiscal 2014, we believe we will see a significant increase in profitability as our operating margins increase. We expect earnings per share to be between $3.90 and $4.10.

2013 Executive Compensation Assessment

The Executive Compensation Committee uses data provided by Hay Group, a compensation consultant, to establish competitive salaries for each of the named executive officers. Information regarding the compensation consultant and this analysis are provided in greater detail throughout the CD&A.

In our total direct compensation programs (detailed on pages 22-23), each of the three major elements, base salary, management profit share (“MPS”), and SARs, are considered independently. However, the Executive Compensation and Stock Option Committees also consider how our total compensation compares with the total compensation of comparable executives in peer organizations.

Compensation Discussion and Analysis (continued)

In summary, the key aspects of the Company’s compensation for named executive officers are as follows:

•	Total Direct Compensation for all named executive officers between 18% and 76% of peer group medians, with an average of 45%.

•	Base salaries between 74% and 188% of the peer-group medians, with an average of 117%;

•	Base salary increases tied to market benchmarks, time in position and individual job performance;

•	MPS paid only when EPS increases and, therefore, no MPS was paid for this year;

•	Value of Long-Term Incentives (SAR awards) between 7% and 48% of peer group median LTIs, with an average of 31%;

•	SAR plan links named executive officer compensation to long-term shareholder interests;

•	Shares related to outstanding unexercised stock options are 1.91% of total outstanding shares;

•	Shares related to outstanding unexercised SAR awards are 1.06% of total outstanding shares;

•	Company policy prevents re-pricing option grants and SAR awards;

•	Change in control agreements are double triggered

The Role of Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast an advisory vote every three years on its executive compensation program (referred to as a “say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held on January 11, 2012, approximately 85% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Executive Compensation Committee believes this result affirms shareholders’ support of the Company’s approach to executive compensation, and generally did not change its approach in the 2013 fiscal year. The Executive Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

COMPENSATION PHILOSOPHY & OBJECTIVES

The main objective of the Company’s executive compensation program is to provide a compensation package that will attract, retain, motivate and reward superior executives who must operate in a highly competitive and technologically challenging environment.

Moog seeks to do this by linking annual changes in executive compensation to overall Company performance, as well as each individual’s contribution to the results achieved. The emphasis on overall Company performance is intended to align the executives’ financial interests with increased shareholder value.

Moog also wants fairness in total compensation with reference to external comparisons, internal comparisons and the relationship between management and non-management remuneration.

The Company’s executive compensation program aims to take a balanced approach. On the one hand, we recognize that near-term shareholder value can be created by the achievement of near-term results. To reward near-term success, annual salary increases are linked to market rates and individual job performance, and MPS reflect annual increases in earnings per share. On the other hand, the Company’s business, particularly in aerospace and defense, requires that executives make decisions and commitments where benefits, in financial terms, take years to develop. The Company’s Stock Appreciation Rights program is intended to reward long-term success and to align executives’ financial interests with those of long-term shareholders.

Compensation Discussion and Analysis (continued)

ROLES & GOVERNANCE

The Executive Compensation Committee

The Executive Compensation Committee of the Board is composed solely of independent, non-employee directors. The Committee meets to determine CEO compensation, and has final approval on all elements of officer compensation. Any changes in benefit plans which affect executive officers are presented to the Executive Compensation Committee for review and approval and presentation to the entire Board.

For 2013, this Committee was comprised of the following members:

•	Chair — Raymond W. Boushie

•	William G. Gisel Jr.

•	Peter J. Gundermann

•	Brian J Lipke

•	Albert F. Myers (resigned during 2013)

Independent Consultant

The Executive Compensation Committee selects and retains the services of Hay Group, a compensation consultant, to provide professional advice on the company’s executive officer and non-employee director compensation. Hay Group is retained directly by the Executive Compensation Committee and works directly with the Committee’s chairman. Hay Group advises on the design of compensation arrangements and provides an independent market assessment of peer companies, using Hay Group’s Job Evaluation methodology and general industry compensation and practices.

The compensation consultant works with management to collect information, to solicit management’s input and to understand Moog’s plans, goals and actual performance. The consulting relationship is reviewed by the Committee annually to determine its satisfaction with the services and advice provided by the compensation consultant.

MARKET ASSESSMENT

The Basis of Comparison

As part of their review process, Hay Group makes comparisons of the Company’s compensation program to two groups of companies. The first group is with Hay Group’s proprietary Industrial Executive Compensation Report. The second comparison is a group of seventeen companies whose businesses are similar to Moog’s and whose revenues are reasonably comparable. Hay Group reviews this peer group each year and recommends changes where appropriate.

For the 2013 fiscal year, the peer group remained unchanged and was as follows:

AAR CORP.	Orbital Sciences Corporation
Actuant Corporation	Regal-Beloit Corporation
Alliant Techsystems Inc.	Rockwell Collins, Inc.
B/E Aerospace, Inc.	Spirit AeroSystems, Inc.
Cubic Corporation	Teledyne Technologies, Inc.
The Curtiss-Wright Corporation	Transdigm Group Incorporated
Esterline Technologies Corporation	Triumph Group, Inc.
Hexcel	Woodward, Inc.
Kaman Aircraft

Compensation Discussion and Analysis (continued)

DIRECT COMPENSATION COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

Base Salary

Both the Executive Compensation Committee and the Company use the Hay Job Evaluation methodology for professional employees, including its named executive officers. Hay Group’s Job Evaluation methodology is an analytical, factor-based scheme that measures the relative size of jobs in the form of points within an organization. Each named executive officer has an evaluation score that is used to benchmark compensation. Hay Group provides annual peer-company salary data, as well as data from their wider executive compensation survey. This information provides the basis for determining a competitive base salary for each position. Named executive officers’ base salaries are reviewed annually, and adjustments are based on a comparison with market benchmarks, time in position and individual job performance.

Management Profit Share (MPS)

The Company’s senior leadership, both managerial and technical, numbers about 465 persons. This entire group, including the named executive officers, participates in a Management Profit Sharing Program in which a cash bonus payout each year is a function of the year-over-year percentage growth in the Company’s earnings per share. A simple formula is used to determine the cash bonus amount. Any payout depends entirely on the Company’s year-over-year percentage growth in earnings per share. There are no individual performance incentives in the formula.

The Company uses this single metric to underscore the importance of collaboration at all levels of leadership. The Company supplies products to a diverse array of customers in a variety of global markets. The common thread is that the technology used in high-performance precision control and fluid flow systems, and our key technical resources, are transportable from one segment to another in response to fluctuating customer demands. Having our senior leadership focus on “what’s good for the Company” has been an important factor in the Company’s consistent performance.

Long-Term Incentives / Equity-Based Compensation

Stock Options

Throughout much of the Company’s history, stock option awards have been a consistent element of executive compensation. Stock options were generally granted once a year with the last option grants occurring on May 20, 2008. The 1998 Stock Option Plan covers the award of options on 2,025,000 shares of Class A shares and terminated in December 2007. The 2003 Stock Option Plan covers an additional 1,350,000 Class A shares and terminated in November 2012. In the interest of maintaining alignment between management and shareholder’s interests, the 2003 Stock Option Plan imposes a three-year holding period on option shares unless previously owned stock is used in payment of the option exercise price.

Stock options issued to executive officers were intended to be incentive stock options (ISOs), and those issued to non-employee directors were non-qualified stock options. Stock options issued to executive officers and directors cannot be exercised until at least one year after the option grant. Each executive officer option grant contained a vesting schedule, with the vesting schedule constructed to maintain the treatment of the options as ISOs. However, in certain cases options granted to executive officers will be treated as non-qualified stock options due to IRS limitations. Stock options issued to non-employee directors do not have a vesting schedule and can be exercised at any time starting one year after the option grant.

Compensation Discussion and Analysis (continued)

The options were priced at the New York Stock Exchange Moog Class A share closing price on the day the Board approved the option grants. Stock options awarded for Class A shares under these plans did not consider individual performance. After consideration of peer company data provided by Hay Group, a fixed option award was made to each named executive officer, with a slightly larger award to the CEO. Compared with peer companies, our stock option awards are modest. It is Company policy not to re-price option grants.

Stock Appreciation Rights

The shareholders of the Company, on January 9, 2008, approved the Moog Inc. 2008 Stock Appreciation Rights Plan (“SAR Plan”) providing for the award of stock appreciation rights (“SARs”). SARs confer a benefit based on appreciation in value of the Class A shares, and are settled in the form of Class A shares. The SAR Plan, which will terminate on January 9, 2018, covers the award of a total of 4,000,000 SARs, as amended and approved by the shareholders of the Company on January 9, 2013.

The purpose of the SAR Plan is to promote the long-term success of the Company and to create shareholder value by (a) encouraging non-employee directors, officers and key executives performing service for the Company to focus on critical long-range objectives, (b) encouraging the attraction and retention of eligible participants with exceptional qualifications, and (c) linking participants directly to shareholder interests through ownership of the Company. The Plan seeks to achieve this purpose by providing for awards in the form of SARs that derive value only from the appreciation in price of the Company’s stock and that are payable in shares of Company stock.

Similar to the awards of stock options, the number of annual SARs awarded was determined in collaboration with Hay Group utilizing peer company survey data. Annual SARs awarded to executive officers to date have been at values below the median of the Company’s peer companies. Individual performance is not a basis used to determine the number of named executive officer SAR awards.

OTHER BENEFITS & PERQUISITES

Retirement Programs

The Company believes that a retirement plan is a key element in attracting and retaining employees at all levels of the organization. The Company has long provided a defined benefit plan, but new U.S. employees hired after January 1, 2008 are covered under a defined contribution plan. The Company’s named executive officers participate in the defined benefit retirement plan and a supplemental plan (“SERP”) which is described in more detail along with officers other pension benefits on pages 37 to 38. The value of pension benefits for each named executive officer can be found in the table on page 39.

Medical Coverage

The Company’s named executive officers participate in the same health insurance programs available to all employees. In addition, our executive officers have coverage under an enhanced medical insurance policy that generally covers all unpaid healthcare expenses deductible under IRS guidelines. This supplemental coverage plan was established many years ago in accordance with industry practice for senior executives. We believe that conforming in this way to industry standards aids in executive retention.

Vacation, Disability and Group Life Insurance

Named executive officers participate in the same vacation, disability and life insurance programs as all other Moog employees. Life insurance coverage for employees is based upon a multiple of salary, with the multiple for named executive officers’ generally two times annual salary.

Compensation Discussion and Analysis (continued)

Termination Benefits

Named executive officers and other members of executive management are provided Termination Benefit Agreements that are triggered under certain circumstances, including a change in control. Under these agreements, executive officers receive salary continuance for up to three years based upon length of service; MPS on a prorated basis in the year of termination; and medical coverage, life and disability benefits and club dues for one year. These agreements are designed to retain executives and provide continuity of management in the event of a change in control. The Company believes that these severance and change in control benefits are required to attract and retain executive talent in a marketplace where such benefits are commonly offered.

Further information can be found under the heading “Potential Payments Upon Termination or Change in Control” section on pages 40-42.

Other Benefits

The Company reimburses fees for membership in certain private clubs so that the Company’s executives have these facilities available for entertaining customers, conducting Company business and fulfilling community responsibilities.

Compensation Discussion and Analysis (continued)

COMPETITIVE ANALYSIS OF TOTAL DIRECT COMPENSATION

The following tables compare the compensation elements for Moog’s named executive officers to those of executives in comparable positions in the Hay-selected peer group. Total Direct Compensation, as reported below, includes salary paid, MPS paid, and the grant date fair market value of SARs awarded, represented in thousands.

Name & Principal Position	Base Salary			Non-Equity Incentive Compensation (MPS)			Long-Term Incentives
	Moog	Peer Group Median	Ratio	Moog	Peer Group Median	Ratio	Moog	Peer Group Median	Ratio
John R. Scannell Chief Executive Officer	727	850	86%	—	961	—	489	2,374	21%
Donald R. Fishback Chief Financial Officer Vice President	424	450	94%	—	331	—	316	691	46%
Warren C. Johnson Vice President, Aircraft Group	579	412	141%	—	277	—	316	657	48%
Joe. C. Green Executive Vice President & Chief Administrative Officer	714	379	188%	—	256	—	174	509	34%
Robert T. Brady Executive Chairman	630	850	74%	—	961	—	174	2,374	7%

Name & Principal Position	Total Direct Compensation
	Moog	Peer Group Median	Ratio
John R. Scannell Chief Executive Officer	1,216	4,494	27%
Donald R. Fishback Chief Financial Officer Vice President	740	1,431	52%
Warren C. Johnson Vice President, Aircraft Group	895	1,629	55%
Joe. C. Green Executive Vice President & Chief Administrative Officer	888	1,174	76%
Robert T. Brady Executive Chairman	804	4,494	18%

The Executive Compensation Committee amended the management profit sharing plan in 2011 to make it more competitive, but it is still modest by comparison to peer companies. The Company has awarded stock options and SARs at a level that is moderate by industry standards, particularly as regards the awards to the CEO. To date, the Stock Option Committee has preferred the distribution of options and SARs to a broader group of senior managers, rather than concentrating on a larger award to the CEO.

Compensation Discussion and Analysis (continued)

THE PROCESS USED TO DETERMINE COMPENSATION

Base Salary

The process for setting annual base salaries is one wherein the CEO makes recommendations for merit-based salary increases, and occasionally, base salary adjustments needed to position an executive officer appropriately against market benchmarks. The Committee approves or adjusts those recommendations for a final determination. As part of this process, the CEO prepares a performance appraisal for each executive officer, including himself, which is reviewed in detail by the Committee. These performance appraisals take into consideration:

•	the outcomes achieved by the unit or function for which the officer is responsible;

•	the conduct and contribution of the officer and the organization he manages in achieving overall Company results; and

•	the officer’s achievements in developing organizational strength for the future.

In developing his recommendations for base salary increases and adjustments for the calendar year for the named executive officers in 2013, the CEO used a framework which relates percentage increases to merit ratings for each individual. In 2013, a satisfactory performance for an officer earned a 3% increase, and outstanding performance 3.8%. Two named executive officers, the CEO and CFO, received additional adjustments to move them closer to the market median, while the three other named executive officers received no supplemental increase. The CEO rated the performance of each of the named executive officers. For the CAO (Chief Administrative Officer) and CFO, the rating depended on the performance of the Company as a whole. For executive officers who are business unit managers, profit contribution of the unit is a major consideration in performance evaluation. Qualitative factors may then be considered when appropriate. The executive’s performance is considered with respect to developing and leading an effective organization, making effective personnel selections, encouraging the development of new technology and new products, addressing competitive market pressures, responding appropriately to unusual market conditions and challenges, and succession planning. A positive rating with respect to these considerations achieves the highest available merit rating, and a less favorable assessment results in a lower rating.

The Committee is mindful of the IRS limitation on deductibility of compensation over $1 million. No executive officer’s compensation for 2013 exceeded the IRS limitation.

Management Profit Share (MPS)

Annual cash bonuses paid to senior executives are developed in accordance with a management profit sharing plan in which there are about 465 participants. For this group, cash bonuses are paid each year in which the Company achieves growth in earnings per share. The bonus amount payable to each participant is determined by multiplying the participant’s base salary by the product of the percentage improvement in Moog’s earnings per share and one of four multipliers based on a participant’s responsibilities.

There are 14 executive officers who are responsible for the overall management and success of the Company and who receive a cash bonus that is equal to the participant’s base salary at year end multiplied by the percentage improvement in earnings per share times a factor of 3.0, subject to a cap of 60% of base salary.

Compensation Discussion and Analysis (continued)

The multiplier is used to achieve bonus payments which, in years of strong earnings growth, are somewhat comparable to the bonus plans in other companies in the peer group identified by Hay Group for executives in each group. The Company’s earnings per share increase and named executive officer (NEO) bonus history over the last three years is as follows:

Year	EPS Increase %	NEO Bonus %
2013	0.00%	0.00%
2012	12.90%	38.70%
2011	25.00%	60.00%

For 2013, as in past years when there was no increase in earnings per share, no bonus was awarded.

Equity Based Compensation

The Company believes that stock ownership on the part of executive officers serves to align the leadership of the Company with the interest of shareholders.

The Board of Directors originally appointed the Stock Option Committee to administer the Stock Appreciation Rights Plan. On August 20, 2013, in order to simplify administration, the Board of Directors resolved to dissolve the Stock Option Committee and transfer all responsibilities of said committee to the Executive Compensation Committee. These responsibilities include the authority to construe and interpret the terms of the SAR Plan and awards granted under it, to determine the persons eligible to receive awards, when each award will be granted and the terms of each award, including the number of SARs granted. SARs may not be re-priced.

A SAR award contains such terms and conditions as was determined by the Stock Option Committee, subject to the terms of the SAR Plan, including the date on which the SARs becomes exercisable and the expiration date of the SARs. The exercise price of a SAR will be equal to the fair market value of one Class A share on the date of grant. The total number of SARs awarded to any one employee during any fiscal year of the Company may not exceed 50,000.

SARs vest and become exercisable pursuant to the terms and conditions outlined in each participant’s award agreement, as was determined by the Stock Option Committee. SARs do not become exercisable earlier than the first anniversary of the date of grant, and vested SAR awards will be exercisable by participants only until the tenth anniversary of the date of grant.

In the development of the SAR Plan, the Stock Option Committee engaged Hay Group in a consulting capacity. The Stock Option Committee, in collaboration with the CEO, selected a pattern of SAR distributions where all officers except the CEO are awarded the same number of SARs. Hay Group analysis indicates that the value of the Company’s awards in SARs is below the median of peer companies.

During the 2013 fiscal year, SAR awards of 31,791 shares for the CEO and 20,500 shares for each of the executive officers were granted. As discussed above, the Stock Option Committee does not use a formulaic approach, but in years when performance is considered adequate, the Stock Option Committee has invited the CEO to make recommendations for SAR awards for all executive officers other than himself. These recommendations were either approved or adjusted by the Committee. For 2013, the Stock Option Committee approved the grants recommended by the CEO, without adjustments. With regard to the CEO, SAR awards were determined by the Stock Option Committee. A total of 460,791 SARs were awarded in the 2013 fiscal year, resulting in a burn rate of 1% based on the diluted weighted average shares outstanding.

During the 2013 fiscal year, there were no options awarded to officers or directors. The stock option plans are both expired as of November 2012 and, therefore, no future awards can be granted under them.

Compensation Discussion and Analysis (continued)

The Executive Compensation Committee remains mindful of the relationship between the number of options and SARs awarded and the shares outstanding. As of the 2013 fiscal year end, the shares related to the Company’s outstanding unexercised options were 1.91% of the total outstanding shares and those related to the Company’s outstanding unexercised SAR awards were 1.06% of the total outstanding shares. It is important to note that while options grants are equivalent to resulting Company shares, the same is not true for SARs. The shares related to outstanding SAR awards is based upon the September 27, 2013 closing price and, where applicable, mandatory tax withholdings for employees at an assumed rate of 35%.

RISK REVIEW

In formulating and evaluating the Company’s executive compensation program, the Executive Compensation Committee considers whether the program promotes excessive risk taking. The Executive Compensation Committee believes the components of the Company’s executive compensation program provide an appropriate mix of fixed and variable pay; balance short-term operational performance with long-term increases in shareholder value; reinforce a performance-oriented environment; and encourage recruitment and retention of key executives.

The Executive Compensation Committee and the Stock Option Committee of the Board of Directors have followed consistent practices over the years. Over those years, the members of those Committees have not seen any evidence that our Compensation Programs have had a material adverse effect on our Company. On the contrary, the Company’s performance has been very consistent. In sixteen of the last nineteen years, the Company has achieved year over year earnings per share increases of 10% or more. During the last ten years, compound annual growth in earnings per share has been 12.8%. The Directors view this consistent performance as persuasive evidence that the leadership of the Company is not provided with incentives which would result in leadership taking unreasonable risks in order to achieve short term results at the expense of the long term health and welfare of the shareholders’ investment.

THE EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors has reviewed and discussed this CD&A with the Company’s management. Based on this review and these discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Executive Compensation Committee Members:

Raymond W. Boushie, Chair	Peter J. Gundermann
William G. Gisel Jr.	Brian J. Lipke

2013 EXECUTIVE COMPENSATION DATA

Distinguishing “Awarded” Pay from “Reported” Pay

In reviewing our executive compensation, it is important to distinguish the reported compensation provided to our named executives in a given fiscal year from the compensation that was actually awarded to our named executive officers. In years where these compensation values have differed, we have provided an additional compensation table in order to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits which are appropriately disclosed in the Summary Compensation Table. As there was no increase in the change in pension benefits for 2013, there is no difference to reflect in an additional table.

— 2013 SUMMARY COMPENSATION TABLE —

The table below presents dollar amounts computed as required under SEC rules.

The amounts shown for options and SARs reflect the aggregate grant date fair value. These amounts do not reflect the current or prospective value of these awards to the executive. The amounts shown for pension value are simply formulaic estimates of the prospective future value of the executive’s retirement benefits.

The amounts shown under the column “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” reflect the change in the actuarial present value of each named executive officer’s retirement benefits. For 2013, certain employees participating in our U.S. defined benefit plan, including some of the named executive officers, have a decrease in the actuarial value of their pension benefit. The Company did not make any changes in how retirement benefits were calculated for any of our employees, including the named executive officers. The values for 2013 reflect management profit share plan described on page 22, the impact of higher interest rates on the actuarial present value calculations, years of service and changes in compensation levels.

Name and Principal Position	Year (1)	Salary ($) (2)	SAR Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
John R. Scannell	2013	727,319	489,215	—	—	40,573	1,257,107
Chief Executive Officer	2012	641,670	489,837	255,422	2,667,798	35,368	4,090,095
	2011	507,499	331,671	329,996	1,191,983	25,369	2,386,518

Donald R. Fishback	2013	423,998	315,464	—	—	37,369	776,831
Chief Financial Officer, Vice President	2012	396,670	371,913	154,802	2,530,321	34,204	3,487,910
	2011	361,499	331,671	227,997	1,113,279	10,713	2,045,159

Warren C. Johnson	2013	579,067	315,464	—	—	32,146	926,677
Vice President	2012	557,263	371,913	217,887	3,989,313	35,167	5,171,543
Aircraft Group	2011	526,011	331,671	324,006	1,317,019	19,900	2,518,607

Joe C. Green	2013	714,002	174,445	—	—	30,309	918,756
Executive Vice President, Chief Administrative Officer	2012	706,753	246,906	276,319	912,576	27,144	2,169,698
	2011	676,005	253,456	411,004	1,788,591	18,831	3,147,887

Robert T. Brady	2013	630,011	174,445	—	—	37,192	841,648
Executive Chairman	2012	734,760	246,906	243,814	1,073,317	40,502	2,339,299
	2011	1,027,510	333,820	629,404	2,788,828	25,489	4,805,051

(1)	The years reported are Moog’s fiscal years ended September 28, 2013, September 29, 2012 and October 1, 2011.

(2)	Includes amounts, if any, deferred at the direction of the executive officer pursuant to Moog’s 401(k) Plan.

(3)

This column shows the aggregate grant date fair value computed in accordance with FASB Topic 718. The amount is based on the fair value of the equity-based award as estimated using the Black-Scholes option-pricing model multiplied by the number of securities underlying the SAR awards. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating these values may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013.

(4)

This column shows the Management Profit Sharing compensation, as described on pages 22, for the fiscal years reported. Includes amounts, if any, deferred at the direction of the executive officer pursuant to Moog’s 401(k) Plan.

(5)

The amounts in this column represent the aggregate change in the actuarial present value of the officer’s accumulated retirement benefits under the Moog Inc. Employees Retirement Plan and the Moog Inc. Supplemental Retirement Plan. See the Pension Benefits table on page 39 for additional information. The present value of each officer’s benefits decreased from 2012 to 2013 as follows: Messrs Scannell, ($243,555); Fishback, ($207,775); Johnson, ($772,178); Green, ($1,147,877); and Brady, ($1,291,786).

(6)

The table below shows the components of this column, which include health care and life insurance premiums, Company matching contributions to Moog’s defined contribution plans, perquisites, and accrued vacation payments. The amounts represent the amount paid by, or the incremental cost to, the Company.

Name	Year	Cash Paid in Lieu of Vacation Accrued	Group Life Insurance Premium	Medical/ Dental Executive Health Premiums	Disability Insurance Premium	Other Perquisites (1)	401 (k) Plan Match
John R. Scannell	2013	—	2,449	23,882	4,253	8,764	1,225
Donald R. Fishback	2013	—	2,121	23,732	4,229	6,112	1,175
Warren C. Johnson	2013	—	2,449	23,282	4,253	937	1,225
Joe C. Green	2013	—	2,449	11,153	4,253	11,229	1,225
Robert T. Brady	2013	—	2,449	17,357	4,253	13,133	—

(1)	Other perquisites principally consist of club dues and auto expenses.

— 2013 GRANTS OF PLAN-BASED AWARDS —

The following table summarizes the grants of equity awards made to the executive officers named in the Summary Compensation Table during the fiscal year ended September 28, 2013.

Name	Grant Date (1)	Number of SARs Awarded (2)	Exercise Price of SAR Awards (3)	Grant Date Fair Value of SAR Awards (4)
John R. Scannell	11/27/2012	31,791	$36.41	$489,215
Donald R. Fishback	11/27/2012	20,500	$36.41	$315,464
Warren C. Johnson	11/27/2012	20,500	$36.41	$315,464
Joe C. Green	11/27/2012	20,500	$36.41	$174,445
Robert T. Brady	11/27/2012	20,500	$36.41	$174,445

(1)	The grant date is the date the Stock Option Committee of the Board of Directors meets to approve the awards.

(2)

The amounts shown for SAR awards represent the number of SARs granted to each officer during the 2013 fiscal year. SARs for only Class A shares were granted and vest in equal increments over three years.

(3)	The exercise price per SAR is the closing price of Class A shares on the date of grant. The rights expire ten years after the date of grant.

(4)

This column shows the aggregate grant date fair value computed in accordance with FASB Topic 718. The amount is based on the fair value of the equity-based award as estimated using the Black-Scholes option-pricing model multiplied by the number of securities underlying the SAR awards. Assumptions made in the calculations of these amounts may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013.

— OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END —

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options & SARs - Exercisable (2)	Number of Securities Underlying Unexercised Options & SARs - Unexercisable (2)	Exercise Price ($)	Expiration Date
John R. Scannell	11/30/2004	11,250		$28.01	11/30/2014
	11/28/2006	10,436	9,814	$36.67	11/28/2016
	11/26/2007	20,250		$42.45	11/26/2017
	10/31/2008	20,500		$35.12	10/31/2018
	12/01/2009	15,375		$26.66	12/01/2019
	11/30/2010	13,667	6,833	$36.86	11/30/2020
	11/30/2011	9,000	18,000	$41.82	11/30/2021
	11/27/2012		31,791	$36.41	11/27/2022

Donald R. Fishback	11/30/2004	11,250		$28.01	11/30/2014
	11/26/2007	7,936	12,314	$42.45	11/26/2017
	10/31/2008	20,500		$35.12	10/31/2018
	12/01/2009	15,375		$26.66	12/01/2019
	11/30/2010	13,667	6,833	$36.86	11/30/2020
	11/30/2011	6,834	13,666	$41.82	11/30/2021
	11/27/2012		20,500	$36.41	11/27/2022

Warren C. Johnson	11/30/2004	1,736	18,514	$28.01	11/30/2014
	11/29/2005		20,250	$28.94	11/29/2015
	11/28/2006	20,250		$36.67	11/28/2016
	11/26/2007	20,250		$42.45	11/26/2017
	10/31/2008	20,500		$35.12	10/31/2018
	12/01/2009	15,375		$26.66	12/01/2019
	11/30/2010	13,667	6,833	$36.86	11/30/2020
	11/30/2011	6,834	13,666	$41.82	11/30/2021
	11/27/2012		20,500	$36.41	11/27/2022

Joe C. Green	11/30/2010		6,833	$36.86	11/30/2020
	11/30/2011		13,666	$41.82	11/30/2021
	11/27/2012		20,500	$36.41	11/27/2022

Robert T. Brady	12/02/2003	27,000		$19.74	12/02/2013
	11/30/2004	27,000		$28.01	11/30/2014
	11/29/2005	27,000		$28.94	11/29/2015
	11/28/2006	27,000		$36.67	11/28/2016
	11/26/2007	27,000		$42.45	11/26/2017
	10/31/2008	27,000		$35.12	10/31/2018
	12/01/2009	20,250		$26.66	12/01/2019
	11/30/2010	18,000	9,000	$36.86	11/30/2020
	11/30/2011	6,834	13,666	$41.82	11/30/2021
	11/27/2012		20,500	$36.41	11/27/2022

(1)

Equity-based compensation awards are generally granted in late November or early December. The exercise price is the closing price on the date the Stock Option Committee approves the award. Equity-based compensation awards are not re-priced or granted retroactively.

(2)	Equity-based compensation awards are not exercisable until the first anniversary of the grant date, and vest at varying intervals as follows:

	Grant Date	SARs & Options Held	Vesting Schedule
John R. Scannell	11/30/2004	11,250	2,250 on 11/30/2005, 2,250 on 11/30/2006, 2,250 on 11/30/2007, 2,250 on 11/30/2008 and 2,250 on 11/30/2009
11/28/2006	20,250	239 on 11/28/2007, 1,008 on 11/28/2008,
1,008 on 11/28/2009, 2,727 on 11/28/2010,
2,727 on 11/28/2011, 2,727 on 11/28/2012,
2,727 on 11/28/2013, 2,727 on 11/28/2014,
			2,727 on 11/28/2015 and 1,633 on 11/28/2016
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
	12/01/2009	15,375	5,125 on 12/01/2010, 5,125 on 12/01/2011 and 5,125 on 12/01/2012
	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	27,000	9,000 on 11/30/2012, 9,000 on 11/30/2013 and 9,000 on 11/30/2014
	11/27/2012	31,791	10,597 on 11/27/2013, 10,597 on 11/27/2014 and 10,597 on 11/27/2015

Donald R. Fishback	11/30/2004	11,250	2,250 on 11/30/2005, 2,250 on 11/30/2006, 2,250 on 11/30/2007, 2,250 on 11/30/2008 and 2,250 on 11/30/2009
	11/26/2007	20,250	871 on 11/26/2009, 2,355 on 11/26/2010, 2,355 on 11/26/2011, 2,355 on 11/26/2012, 2,355 on 11/26/2013, 2,355 on 11/26/2014, 2,355 on 11/26/2015, 2,355 on 11/26/2016 and 2,894 on 11/26/2017
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
	12/01/2009	15,375	5,125 on 12/01/2010, 5,125 on 12/01/2011 and 5,125 on 12/01/2012
	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014
	11/27/2012	20,500	6,834 on 11/27/2013, 6,833 on 11/27/2014 and 6,833 on 11/27/2015

	Grant Date	SARs & Options Held	Vesting Schedule
Warren C. Johnson	11/30/2004	20,250	1,736 on 11/30/2012, 3,568 on 11/30/2013 and 14,946 on 11/30/2014
	11/29/2005	20,250	100% on 11/29/2015
	11/28/2006	20,250	100% on 11/28/2009
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
	12/01/2009	15,375	5,125 on 12/01/2010, 5,125 on 12/01/2011 and 5,125 on 12/01/2012
	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014
	11/27/2012	20,500	6,834 on 11/27/2013, 6,833 on 11/27/2014 and 6,833 on 11/27/2015

Joe C. Green	11/30/2010	20,500	6,834 on 11/30/2011, 6,833 on 11/30/2012 and 6,833 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014
	11/27/2012	20,500	6,834 on 11/27/2013, 6,833 on 11/27/2014 and 6,833 on 11/27/2015

Robert T. Brady	12/02/2003	27,000	100% on 12/30/2010
	11/30/2004	27,000	100% on 12/30/2010
	11/29/2005	27,000	100% on 12/30/2010
	11/28/2006	27,000	100% on 11/28/2009
	11/26/2007	27,000	100% on 11/26/2010
	10/31/2008	27,000	9,000 on 10/31/2009, 9,000 on 10/31/2010 and 9,000 on 10/31/2011
	12/01/2009	20,250	6,750 on 12/01/2010, 6,750 on 12/01/2011 and 6,750 on 12/01/2012
	11/30/2010	27,000	9,000 on 11/30/2011, 9,000 on 11/30/2012 and 9,000 on 11/30/2013
	11/30/2011	20,500	6,834 on 11/30/2012, 6,833 on 11/30/2013 and 6,833 on 11/30/2014
	11/27/2012	20,500	6,834 on 11/27/2013, 6,833 on 11/27/2014 and 6,833 on 11/27/2015

— 2013 OPTION AND SAR EXERCISES AND STOCK VESTED —

The following table provides information for the executive officers named in the Summary Compensation Table regarding the exercises of stock options and SARs during the fiscal year ended September 28, 2013.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Scannell (1)	11,250	$278,775	—	$—
Donald R. Fishback	—	$—	—	$—
Warren C. Johnson (2)	20,250	$510,240	—	$—
Joe C. Green (3)	109,542	$2,527,925	—	$—
Robert T. Brady (4)	27,000	$621,810	—	$—

(1)	The following details Mr. Scannell’s stock option and/or SAR exercises in the 2013 fiscal year:

Grant Date	Number of Options/SARs Exercised	Exercise Date	Exercise Price	Market Price	Amount Realized
11/26/2002	11,250	11/7/2012	$12.53	$37.31	$278,775

(2)	The following details Mr. Johnson’s stock option and/or SAR exercises in the 2013 fiscal year:

Grant Date	Number of Options/SARs Exercised	Exercise Date	Exercise Price	Market Price	Amount Realized
12/02/2003	5,197	01/29/2013	$19.74	$44.61	$129,249
12/02/2003	15,053	03/04/2013	$19.74	$45.05	$380,991

(3)	The following details Mr. Green’s stock option and/or SAR exercises in the 2013 fiscal year:

Grant Date	Number of Options/SARs Exercised	Exercise Date	Exercise Price	Market Price	Amount Realized
10/31/2008	20,500	5/10/2013	$35.12	$48.66	$277,570
12/01/2009	15,375	5/10/2013	$26.66	$48.66	$338,250
11/30/2010	13,667	5/10/2013	$36.86	$48.66	$161,271
11/30/2011	6,834	5/10/2013	$41.82	$48.66	$46,745
12/02/2003	11,613	5/15/2013	$19.74	$50.19	$353,616
11/30/2004	20,250	5/16/2013	$28.01	$50.69	$459,270
11/29/2005	20,250	5/16/2013	$28.94	$50.69	$440,438
11/28/2006	20,250	5/16/2013	$36.67	$50.69	$283,905
11/28/2007	20,250	5/16/2013	$42.45	$50.69	$166,860

(4)	The following details Mr. Brady’s stock option and/or SAR exercises in the 2013 fiscal year:

Grant Date	Number of Options/SARs Exercised	Exercise Date	Exercise Price	Market Price	Amount Realized
11/26/2002	27,000	11/9/2012	$12.53	$35.56	$621,810

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains the 1998 Stock Option Plan, the 2003 Stock Option Plan and the 2008 Stock Appreciation Rights Plan. Set forth below is information as of September 28, 2013 regarding equity compensation awards and the resultant Class A shares that may be issued under those plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Options, Warrants and Rights Remaining Available for Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders	1,110,658	$35.64	2,004,000

(1)

The number of securities to be issued upon exercise reports the number of shares calculated to be issued if all outstanding, in the money stock option and SAR awards were exercised at September 28, 2013. The calculation is based on the September 27, 2013 closing price and, where applicable, mandatory tax withholdings for employees at an assumed rate of 35%.

(2)

At the 2013 fiscal year end, the number of options, warrants and rights remaining available for future issuance by plan are: 2,004,000 for the 2008 Stock Appreciation Rights Plan. There are no options remaining available under the 1998 Stock Option Plan or the 2003 Stock Option Plan.

PENSION BENEFITS

Moog maintains the Moog Inc. Employees’ Retirement Plan (the “Moog Retirement Plan”), a tax-qualified defined benefit retirement plan. This qualified defined benefit plan is funded by employer contributions and currently all of the named executive officers participate in the Moog Retirement Plan.

The benefit accrual available to U.S. based executive officers under the qualified defined benefit plan is limited to $250,000 in base compensation for the Plan Year ending September 30, 2013.

The Internal Revenue Code limits the benefits that may be paid from the Moog Retirement Plan. The Company maintains a Supplemental Retirement Plan (“SERP”) for its executive officers to bridge the gap between legally mandated limits on qualified pension plan benefits and the retirement benefits offered at comparable public companies, and to provide participants with supplemental benefits.

While the Company formally funds the qualified defined benefit plan, the SERP is not formally funded. A Rabbi Trust, however, was established under which certain funds have been set aside to satisfy some of the obligations under the SERP. If the funds in the Trust are insufficient to pay amounts payable under the SERP, the Company will pay the difference. The Company’s objective is to provide total retirement benefits that are competitive with peer group companies.

MOOG RETIREMENT PLAN

Under the Moog Retirement Plan, benefits are generally payable monthly upon retirement to participating employees of the Company. These benefits are based upon compensation and years of service and subject to limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. The Moog Retirement Plan is administered by a Retirement Plan Committee and covers all eligible employees with one year of service and a minimum of 1,000 hours of employment. New employees hired on or after January 1, 2008 are not eligible to participate in the Moog Retirement Plan. New employees hired after that date are covered under a defined contribution plan.

Benefits payable under the Plan are determined on the basis of compensation and credited years of service. A participant’s accrued benefit is equal to the sum of the participant’s prior service benefit, if any, and the participant’s future service benefit.

A participant is entitled to a prior service benefit if the participant was actively employed on or after January 1, 1998 (or retired as of January 1, 1998) and was employed by the Company before October 1, 1990. The prior service benefit is 1.15% of the first $20,000 of prior service compensation, plus 1.75% of prior service compensation in excess of $20,000, multiplied by the participant’s prior service. “Prior service compensation” is the greater of (i) the participant’s basic annual rate of pay on January 1, 1988, and (ii) the amount of the participant’s annual rate of pay plus overtime and shift differential received in the calendar year ending December 31, 1989, not to exceed $150,000. “Prior service” is the number of years and completed months of credited service with the Company through October 1, 1990.

A participant’s future service benefit is computed separately for each year of credited service beginning with October 1, 1990, or the participant’s date of hire, if later, and is equal to 1.15% of the participant’s future service compensation not in excess of $20,000, plus 1.75% of the participant’s future service compensation in excess of $20,000. In any event, after a participant is credited with 35 years of combined prior service and future service, the participant’s benefit for each year of future service will be 1.75% of future service compensation. “Future service compensation” with respect to a plan year is the amount of basic annual pay, plus any overtime or shift differential, a participant receives in the calendar year ending within that plan year. The maximum dollar amount of future service compensation that may be used for Plan purposes is set by law and adjusted periodically. The maximum dollar amount is $250,000 for the Plan Year ending September 30, 2013.

Any participant who entered the Moog Retirement Plan before the 2002 plan year and retires with five years or more of service will receive a minimum pension benefit. If the participant joined the Plan before October 1, 2002 and retires at age 65 with 15 or more years of vesting service, the minimum pension benefit will be at least $2,400 per year. If the participant joined the Plan before October 1, 2002 and retires at age 65 with between 5 and 15 years of service, the minimum pension benefit will be a prorated portion of the $2,400 per year minimum benefit.

A participant generally may retire and begin receiving Moog Retirement Plan benefits at normal retirement age (age 65). A participant also may retire and begin receiving Plan benefits on the first day of any month coincident with or next following the participant’s 55th birthday, but only if the participant has completed 15 years of vesting service. The amount of a participant’s monthly Plan benefit, however, will be discounted or reduced .5% for each month the early retirement benefit commences before normal retirement age.

SUPPLEMENTAL RETIREMENT PLAN (“SERP”)

The Moog SERP provides for supplemental retirement benefits to eligible Company officers, including the named executive officers. Assuming a participant qualifies for full benefits, the SERP payment upon retirement is equal to 65% of the Officer’s compensation, less any benefits payable under the Moog Retirement Plan and reduced further by one-half the primary Social Security benefit payable at age 65. SERP benefits payable to Officers who have service with overseas subsidiaries of the Company are adjusted to account for benefits in subsidiary and national pension and social security plans. For the purposes of the SERP, an eligible Officer’s compensation generally is the sum of the average of the Officer’s highest consecutive three-year base salary for a fiscal year prior to retirement, plus the Officer’s highest annual profit share/bonus within five fiscal years of retirement.

To be eligible for benefits under the plan, Officers must have at least 10 years of service with the Company. Full benefits are payable when the participant reaches age 65 with at least 25 years of service. Officers who became participants in the SERP on or before November 30, 2011 are eligible for full benefits when the participant reaches at least age 57 where the participant’s combined age and years of service with the Company equal at least 90. Participants qualifying for benefits under the SERP who retire before meeting age and service requirements to receive full benefits will receive a reduced benefit.

Participant benefits are also vested in the event of involuntary termination other than for cause. A termination where there has been an adverse change in duties, responsibilities, status, pay or perquisites without participant consent within two years of a change in control of the Company, as defined by the SERP, is deemed an involuntary termination, as is a termination where the participant’s pay has been reduced to a greater extent than is generally true for the executives of the Company.

The years of credited service and present value of accumulated benefits for the named executives under the Moog Retirement Plan and the Moog SERP are:

— 2013 PENSION BENEFITS TABLE —

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefits ($) (2)	Payments During Last Fiscal Year ($)
John R. Scannell	Moog Retirement Plan	10.167	$224,510	$—
	Moog SERP	21.667	$4,422,200	$—
Donald R. Fishback (3)	Moog Retirement Plan	32.167	$633,524	$—
	Moog SERP	32.167	$4,321,183	$—
Warren C. Johnson	Moog Retirement Plan	30.667	$481,422	$—
	Moog SERP	30.667	$6,147,233	$—
Joe C. Green	Moog Retirement Plan	47.667	$1,331,519	$—
	Moog SERP	47.667	$5,219,455	$317,456
Robert T. Brady	Moog Retirement Plan	47.167	$1,307,014	$—
	Moog SERP	47.167	$8,641,729	$264,168

(1)	Credited service is determined in years and months as of September 28, 2013.

(2)

The “Present Value of Accumulated Benefits” is based on the same assumptions as those used for the valuation of the plan liabilities in Moog’s annual report on Form 10-K for the fiscal year ended September 28, 2013, and are calculated as of the September 28, 2013 measurement date. The assumptions made in the calculations of these amounts may be found in Note 11 to the audited financial statements in Moog’s Form 10-K.

(3)	Eligible for early retirement under the Moog Retirement Plan.

All SERP benefits are assumed to be paid monthly in accordance with the plan document.

“Credited Service” includes only service with Moog (or certain acquired employers). In general, Moog does not grant extra years of credited service.

— 2013 NON-QUALIFIED DEFERRED COMPENSATION —

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John R. Scannell	—	—	—	—	—
Donald R. Fishback	—	—	—	—	—
Warren C. Johnson	—	—	—	—	—
Joe C. Green	—	—	—	—	—
Robert T. Brady	—	—	—	—	—

(1)	None of the named executive officers deferred any salary in 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL

The Company has entered into Employment Termination Benefits Agreements (“Termination Agreements”) with its executive officers. These Termination Agreements cover termination as a result of death, disability, or retirement, termination for cause, voluntary and involuntary termination of employment, as well as involuntary termination after a change in control. The following is a summary of the termination benefits provided under various circumstances.

PAYMENT UPON DEATH, DISABILITY OR RETIREMENT

In the event of the death of an officer, the estate or surviving spouse will receive a payment of six months’ salary, a management profit sharing payment pro-rated to the date of the officer’s death, and any unused vested vacation. A payment of approximately two times annual salary will be paid under the Company’s Group Life Insurance plan, subject to a cap of $1,046,500. The estate or surviving spouse will receive payments under the Company’s pension and 401(k) plans, and all unexpired stock options and SARs will fully vest, and the estate or surviving spouse will have one year to exercise unexpired incentive stock options and two years to exercise unexpired non-qualified stock options and SARs.

In the event an officer becomes disabled or retires, the officer is entitled to the same benefits, as described above, with the exception of life insurance and salary continuation. If the officer becomes disabled, the officer also will receive payments under the Company’s disability plan. If the officer retires, the officer will receive all benefits provided generally by the Company to its executives upon retirement, including benefits under any retirement or supplemental retirement plans and insurance benefits provided upon retirement.

PAYMENT UPON TERMINATION FOR CAUSE

Under the Termination Agreements, “cause” is considered a harmful act or omission constituting a willful and a continuing failure to perform material and essential employment obligations, conviction of a felony, willful perpetration of common law fraud, or any willful misconduct or bad faith omission constituting dishonesty, fraud or immoral conduct, which is materially injurious to the financial condition or business reputation of the Company. In this case, the officer is entitled to all benefits vested under retirement plans, and payment of unused vested vacation. The officer is not entitled to management profit share, no severance is provided and all stock options and SARs expire.

PAYMENT UPON VOLUNTARY TERMINATION

When an officer voluntarily terminates employment with the Company, the officer is entitled to receive all pension benefits accrued under the Moog Retirement Plan or the SERP up to the date of termination (subject to the rules referenced above in the SERP description), and payment for all unused vested vacation. The officer is entitled to exercise all vested incentive stock options within one year of termination and all vested non-qualified stock options within two years of termination. All unexpired vested SARs are exercisable within ninety days of termination and all unvested SARs will expire at the close of business on the date of termination.

PAYMENT UPON INVOLUNTARY TERMINATION WITHOUT CAUSE AND INVOLUNTARY TERMINATION

AFTER A CHANGE IN CONTROL

The termination benefits provided to an officer under the Termination Agreements in the case of involuntary termination without cause and in the event of involuntary termination after a change in control are identical. The officer will receive salary continuance for no less than 12 months and no more than 36 months, depending on length of service. Management profit share will be paid on a pro-rated basis for service up to the date of termination, and any unused vested vacation will be paid. The Company will pay, for one year after involuntary termination or involuntary termination after a change in control, medical, life and disability premiums on behalf of the officer, one year of auto related expenses, as well as one year of club membership dues for which reimbursement was provided by the Company. The officer is entitled to all vested benefits under the Moog Retirement Plan. All unexpired stock options and SARs will fully vest and the officer is entitled to exercise all incentive stock options within one year of termination and all non-qualified stock options and SARs within two years of termination.

The Termination Agreements provide that an officer cannot compete with the Company during the term of the Termination Agreement, and in the event of an involuntary termination after a change in control, until the last payment of any benefits to the officer under the Termination Agreement. Each Termination Agreement also requires each officer not to disclose confidential information of the Company during the term of the Termination Agreement or thereafter.

The following table shows potential payments to the named executive officers upon disability and death, voluntary termination, involuntary termination without cause or involuntary termination following a change in control. The amounts shown assume that the termination was effective September 28, 2013, the last business day of the fiscal year. The actual amounts to be paid can only be determined at the actual time of an officer’s termination.

Name	Type of Payment	Upon Death	Upon Disability	Voluntary Termination	Involuntary Termination	Involuntary Termination After a Change in Control
John R. Scannell	Severance (1)	—	—	—	$1,515,248	$2,181,957
	Salary Continuance (2)	$363,660	—	—	—	—
	Profit Share (3)	—	—	—	—	—
	Medical Coverage (4)	—	—	—	$23,882	$23,882
	Life Insurance (4)	—	—	—	$2,449	$2,449
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$8,764	$12,297
	Stock Option & SAR awards (5)	$3,640,103	$3,640,103	$3,640,103	$3,640,103	$3,640,103
	Total	$4,003,763	$3,640,103	$3,640,103	$5,214,699	$5,881,408

Donald R. Fishback	Severance (1)	—	—	—	$1,271,994	$1,271,994
	Salary Continuance (2)	$211,999	—	—	—	—
	Profit Share (3)	—	—	—	—	—
	Medical Coverage (4)	—	—	—	$23,732	$23,732
	Life Insurance (4)	—	—	—	$2,121	$2,121
	Disability Coverage (4)	—	—	—	$4,229	$4,229
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$6,112	$7,330
	Stock Option & SAR awards (5)	$2,848,196	$2,848,196	$2,848,196	$2,848,196	$2,848,196
	Total	$3,060,195	$2,848,196	$2,848,196	$4,176,384	$4,176,384

Warren C. Johnson	Severance (1)	—	—	—	$1,737,201	$1,737,201
	Salary Continuance (2)	$289,534	—	—	—	—
	Profit Share (3)	—	—	—	—	—
	Medical Coverage (4)	—	—	—	$23,282	$23,282
	Life Insurance (4)	—	—	—	$2,449	$2,449
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$937	$937
	Stock Option & SAR awards (5)	$4,152,859	$4,152,859	$4,152,859	$4,152,859	$4,152,859
	Total	$4,442,393	$4,152,859	$4,152,859	$5,940,981	$5,940,981

Name	Type of Payment	Upon Death	Upon Disability	Voluntary Termination	Involuntary Termination	Involuntary Termination After a Change in Control
Joe C. Green	Severance (1)	—	—	—	$2,142,006	$2,142,006
	Salary Continuance (2)	$357,001	—	—	—	—
	Profit Share (3)	—	—	—	—	—
	Medical Coverage (4)	—	—	—	$11,153	$11,153
	Life Insurance (4)	—	—	—	$2,449	$2,449
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$11,229	$11,229
	Stock Option & SAR awards (5)	$820,050	$820,050	$820,050	$820,050	$820,050
	Total	$1,117,051	$820,050	$820,050	$3,011,140	$3,011,140

Robert T. Brady	Severance (1)	—	—	—	$1,890,033	$1,890,033
	Salary Continuance (2)	$315,006	—	—	—	—
	Profit Share (3)	—	—	—	—	—
	Medical Coverage (4)	—	—	—	$17,357	$17,357
	Life Insurance (4)	—	—	—	$2,449	$2,449
	Disability Coverage (4)	—	—	—	$4,253	$4,253
	Professional Outplacement (4)	—	—	—	$20,000	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$13,133	$13,133
	Stock Option & SAR awards (5)	$6,293,163	$6,293,163	$6,293,163	$6,293,163	$6,293,163
	Total	$6,608,169	$6,293,163	$6,293,163	$8,240,388	$8,240,388

(1)

Severance payments for all named executive officers under an involuntary termination due to a change in control would be 36 months, and are reflected in the table above. In the event of an involuntary termination (no change in control), severance payments for Messrs. Fishback, Johnson, Green and Brady would be 36 months; and Mr. Scannell 25 months.

(2)	Represents payment of base salary for a period of six months to officer’s surviving spouse or estate.

(3)	For years when there is management profit share, termination benefits would include those profit share payments for all except voluntary termination.

(4)

For purposes of determining premiums for medical, life and disability coverage, the premiums paid in 2013 are reflected and for club dues, the amount paid in the 2013 fiscal year are reflected. Outplacement services have been estimated at $20,000. In the event of death, the estate or beneficiary of the officers will receive a life insurance payment pursuant to a plan covering all employees, subject to a cap of $1,046,500. In the event of disability, the officers are covered under a disability plan for all employees, which for officers provides up to 70% of pay until normal retirement age.

(5)

This is the value of outstanding, in the money stock option and SAR awards at September 28, 2013. The value was determined using the September 27, 2013 closing price. For stock options, the value was calculated by multiplying the market price by shares which can be acquired assuming all such options were exercised less the exercise price of the option. For SARs, the value was calculated for the increase in the market price over the exercise price.

DIRECTORS AND OFFICERS INDEMNIFICATION INSURANCE

On November 30, 2004, the Board of Directors approved indemnification agreements for officers, directors and key employees, replacing a previous indemnification agreement for officers and directors established in 1987. The indemnification agreement provides that officers, directors and key employees will be indemnified for expenses, investigative costs and judgments arising from threatened, pending or completed legal proceedings. The form of the indemnification agreement was filed with the Securities and Exchange Commission as an exhibit to Form 8-K on December 1, 2004.

On November 1, 2013 the Company renewed an officers and directors indemnification insurance coverage through policies written by the Chubb Group, Travelers, AIG, Allied World, and Freedom Specialty. The renewal was for a one-year period at an annual premium of $677,590. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities. No payments or claims of indemnification or expenses have been made under any such insurance policies purchased by the Company at any time.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board of Directors under the rules of the Securities and Exchange Commission, the New York Stock Exchange listing standards, and the Company’s standards for director independence. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined under applicable federal law and regulations. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website. The Audit Committee has sole authority to appoint, terminate or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee.

The Audit Committee reviews the Company’s financial statements and the Company’s financial reporting process. Management has the primary responsibility for the Company’s financial statements and internal control over financial reporting, as well as disclosure controls and procedures.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended September 28, 2013. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the fiscal year ended September 28, 2013, filed with the Securities and Exchange Commission.

Kraig H. Kayser, Chair	Peter J. Gundermann
Raymond W. Boushie	William G. Gisel Jr.

— AUDIT FEES AND PRE-APPROVAL POLICY —

The following table sets forth the fees incurred by the Company related to the services of the Company’s principal independent accountants, Ernst & Young LLP for the fiscal years ended September 28, 2013 and September 29, 2012:

	Fiscal Year Ended September 28, 2013	Fiscal Year Ended September 29, 2012
Audit Fees	$2,023,768	$1,673,131
Audit-Related Fees	28,011	0
Tax Fees	165,387	183,578
All Other Fees	5,907	1,157

Total	$2,223,072	$1,857,867

Tax fees relate to services associated with tax planning and compliance.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to any de minimis exceptions described in the Exchange Act which are approved by the Audit Committee. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. None of the services described above were approved by the Audit Committee under the de minimis exception provided by SEC Regulation S-X, Rule 2-01(c)(7).

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, on the recommendation of the Audit Committee, has selected Ernst & Young LLP, an independent registered public accounting firm, to continue as independent auditors of the Company for the 2014 fiscal year. Representatives of Ernst & Young LLP are expected to attend the shareholders meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as auditors for fiscal year 2014.

PROPOSALS OF SHAREHOLDERS FOR 2015 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2015 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company no later than August 15, 2014. Under the Company’s by-laws, if a shareholder wishes to nominate a director or bring other business before the shareholders at the 2015 Annual Meeting without having a proposal included in the proxy statement for that meeting, the shareholder must notify the Secretary of the Company in writing between September 11, 2014 and October 9, 2014, and the notice must contain the specific information required by the Company’s by-laws. A copy of the Company’s by-laws can be obtained without charge from the Treasurer of the Company, East Aurora, New York, 14052.

Section 1.06 of the Company’s by-laws provides that proposals may be properly brought before an annual meeting by a shareholder of record (both at the time notice of the proposal is given by the shareholder and as of the record date of the annual meeting in question) of any shares of the Company entitled to vote at the annual meeting if the shareholder provides timely notice of the proposal to the Secretary of the Company in accordance with the requirements of the by-laws. A shareholder making a proposal at an annual meeting must be present at such meeting in person, and the business brought before an annual meeting must also be a proper matter for shareholder action under the New York Business Corporation Law.

A shareholder’s notice to the Secretary of the Company must set forth certain information regarding the shareholder and the proposal, including the name and address of the shareholder, a brief description of the business the shareholder desires to bring before the annual meeting and the reasons for conducting such business at such annual meeting, the class or series and number of shares beneficially owned by the shareholder, the names and addresses of other shareholders known to support such proposal and any material interest of the shareholder in such proposal.

Section 1.06 further provides that nominations of candidates for election as directors of the Company at any annual meeting of shareholders may be made by a shareholder of record (both at the time notice of such nomination is given by the shareholder and as of the record date of the annual meeting in question) of any shares of the Company entitled to vote at the annual meeting for the election of directors if the shareholder provides timely notice to the Secretary of the Company in accordance with the requirements of the by-laws. A shareholder may nominate a candidate for election as a director only as to such class of director whose election the shareholder would be entitled to vote thereon at an annual meeting of shareholders. Any shareholder who desires to make a nomination must be present in person at the annual meeting.

In addition to the information required in a notice of a proposal, a notice to the Secretary with respect to nominations must contain certain information regarding each proposed nominee for director, including, the nominee’s name, age, business and residence address, principal occupation, the class or series and number of shares of the Company beneficially owned by the nominee and a consent of the nominee to serve as a director, if elected. The notice must also provide a description of any arrangements or understandings between the nominating shareholder and each nominee and such other information concerning the nominee as required pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Further information regarding proposals or nominations by shareholders can be found in Section 1.06 of the Company’s by-laws. If the Board of Directors or a designated committee determines that any proposal or nomination was not made in a timely fashion or fails to meet the information requirements of Section 1.06 in any material respect, such proposal or nomination will not be considered.

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at this meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record, and will reimburse such persons for any reasonable expense in forwarding the material. The Company anticipates hiring Alliance Advisors LLC to assist in the solicitation of proxies for a fee anticipated to be $6,500, plus disbursements. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone and will not receive any additional compensation.

Copies of the 2013 Annual Report of the Company, which includes the Company’s Annual Report on Form 10-K for fiscal 2013, are being mailed to shareholders, as are this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained, without charge, from the Treasurer of the Company, East Aurora, New York 14052.

By Order of the Board of Directors

JOHN B. DRENNING, Secretary

Dated:	East Aurora, New York
December 13, 2013

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/moga
Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 6, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 6, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors: Class A Director – Term Expiring 2017	01 Kraig H. Kayser	☐	Vote FOR nominee	☐	WITHHOLD AUTHORITY to vote for nominee listed to the left

2.	Ratification of Ernst & Young LLP as auditors for the 2014 fiscal year	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MOOG

ANNUAL MEETING OF SHAREHOLDERS

January 8, 2014

9:15 am

Albright-Knox Art Gallery

1285 Elmwood Avenue

Buffalo, New York 14222

Moog Inc.
c/o Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	CLASS A SHARES PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 8, 2014.

The Class A shares of stock you hold in your account will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

Class A shares credited to the undersigned in the Moog Inc. Retirement Savings Plan (RSP) will be voted by the Trustee, JP Morgan Chase Bank, NA, in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote these shares as directed by the Investment Committee of the RSP.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/moga
Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 7, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 7, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors: Class A Director – Term Expiring 2017	01 Kraig H. Kayser	☐	Vote FOR nominee	☐	WITHHOLD AUTHORITY to vote for nominee listed to the left

2.	Ratification of Ernst & Young LLP as auditors for the 2014 fiscal year	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

`

MOOG

ANNUAL MEETING OF SHAREHOLDERS

January 8, 2014

9:15 am

Albright-Knox Art Gallery

1285 Elmwood Avenue

Buffalo, New York 14222

Moog Inc.
c/o Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	CLASS A SHARES PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 8, 2014.

The Class A shares of stock you hold in your account will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Richard A. Aubrecht, Robert T. Brady, and John B. Drenning, and each of them proxies with full power of substitution, to vote your Class A shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/moga
Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 7, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 7, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors: Class B Director – Term Expiring 2017	01 John R. Scannell	☐	Vote FOR nominee	☐	WITHHOLD AUTHORITY to vote for nominee listed to the left

2.	Ratification of Ernst & Young LLP as auditors for the 2014 fiscal year	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MOOG

ANNUAL MEETING OF SHAREHOLDERS

January 8, 2014

9:15 am

Albright-Knox Art Gallery

1285 Elmwood Avenue

Buffalo, New York 14222

Moog Inc.
c/o Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	CLASS B SHARES PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 8, 2014.

The Class B shares of stock you hold in your account will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Richard A. Aubrecht, Robert T. Brady, and John B. Drenning, and each of them proxies with full power of substitution, to vote your Class B shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/moga
Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 6, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 6, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors: Class B Director – Term Expiring 2017	01 John R. Scannell	☐	Vote FOR nominee	☐	WITHHOLD AUTHORITY to vote for nominee listed to the left

2.	Ratification of Ernst & Young LLP as auditors for the 2014 fiscal year	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MOOG

ANNUAL MEETING OF SHAREHOLDERS

January 8, 2014

9:15 am

Albright-Knox Art Gallery

1285 Elmwood Avenue

Buffalo, New York 14222

Moog Inc.
c/o Wells Fargo Bank, N.A.
Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	CLASS B SHARES PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 8, 2014.

The Class B shares of stock you hold in your account will be voted as you specify on the reverse side.

If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

Class B shares credited to the undersigned in the Moog Inc. Retirement Savings Plan (RSP) will be voted by the Trustee, JP Morgan Chase Bank, NA, in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote these shares as directed by the Investment Committee of the RSP.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope, unless you have voted using the Internet or Telephone options.

See reverse for voting instructions.